Exhibit 10.1

U.S. AUTO PARTS NETWORK, INC.

BOARD CANDIDATE AGREEMENT

This Board Candidate Agreement (this “Agreement”) is made and entered into as of January 18,  2019  (the “Effective Date”) by and among U.S. AUTO PARTS NETWORK, INC., a Delaware corporation (the “Company”) and each of the persons set forth on the signature page hereto (each, an “Investor” and collectively with their respective affiliates, the “Investors”), which presently are or may be deemed to be members of a “group” with respect to the common stock of the Company, $0.001 par value per share (the “Common Stock”), pursuant to Rule 13d-5 promulgated by the U.S. Securities and Exchange Commission (the “SEC”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

RECITALS

WHEREAS,  subject to the terms and conditions of this Agreement, the Company believes that it is in the best interest of the Company to appoint David Kanen (the “New Director”) to the Company’s Board of Directors (the “Board”) pursuant to the terms of this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.         DIRECTOR CANDIDATE.

1.1       Board Candidates.  Prior to the execution of this Agreement the Nominating and Corporate Governance Committee of the Board (the “Nominating Committee”) has reviewed and approved the qualifications of the New Director to serve as a member of the Board.  Promptly following the execution of this Agreement, the Company hereby agrees that the Board shall appoint the New Director to the Board as a Class II Director to fill a current vacancy on the Board.

1.2       Termination.  Notwithstanding anything else in this Agreement to the contrary, if at any point in time (i)  the Investors do not beneficially own, in the aggregate, at least five percent (5%) of the Company’s then-outstanding shares of voting capital stock (as such ownership is calculated pursuant to the rules of The NASDAQ Global Market) (as adjusted for any stock combinations, splits, recapitalizations, and the like after the Effective Date), or (ii)  the New Director or any Investor breaches any provision of this Agreement  (either such event, a “Termination Event”),  upon the Company’s request, the New Director shall promptly tender his or her resignation from the Board and the Company shall not have any further obligations under this Agreement.  In order for the Company to determine the occurrence of a Termination Event under subsection  (i) above,  each Investor shall provide written notice to the Company within two (2) business days  of any transaction that causes the Investors to fail to satisfy the 5% ownership threshold at any time

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1.3       Replacement Director.  Following the New Director’s appointment to the Board, if  such New Director subsequently resigns or otherwise ceases to serve as a director,  other than due to a Termination Event, prior to the expiration of the Voting Period (as defined below),  the Investors shall have the ability to recommend a substitute person for appointment to the Board in accordance with this Section 1.3 (any such replacement nominee shall be referred to as a “Replacement Director,” and upon becoming a Replacement Director, such person shall be deemed a New Director for purposes of this Agreement). Any Replacement Director must (A) be mutually agreeable by the Board, (B) qualify as “independent” pursuant to Nasdaq Stock Market listing standards, and (C) have the relevant financial and business experience to be a director of the Company.  Following the identification of an approved Replacement Director, the Company will use its commercially reasonable efforts to appoint the Replacement Director to the Board.

1.4       Director Questionnaire and Background Check.  As an additional condition to the appointment of the New Director to the Board, the New Director shall provide, prior to such appointment to the Board, a completed D&O Questionnaire in the form executed by the Company’s other directors, and the Company shall have received acceptable results from a completed background check on the New Director.

2.         VOTING AGREEMENT.

2.1       Investor Shares.  During the Voting Period (as defined below),  the Investors agree to vote all shares of voting capital stock of the Company registered in the Investors’ names or beneficially owned by the Investors (as determined by Rule 13d-3 of the Exchange Act), including any and all voting securities of the Company legally or beneficially acquired by the Investors after the date hereof (hereinafter collectively referred to as the “Investor Shares”), in accordance with the provisions of this Section 2.  For purposes of this Agreement, the “Voting Period” shall mean the period of time beginning on the date of this Agreement and ending on the earliest to occur of (i)  following the New Director’s appointment to the Board, the date that the Company notifies the Investors in writing (the “Required Notice”) that it does not intend to re-nominate the New Director as a director of the Company at any annual meeting at which the New Director would be up for re-election based on his term of appointment (such notice to be provided not later than the date that is 10 calendar days prior to the deadline established pursuant to the Company’s Amended and Restated Bylaws for the submission of stockholder nominations for the applicable annual meeting where such nomination is not to be included in the Company’s proxy statement for such annual meeting),  (ii) the date that is fifteen (15) business days prior to the deadline for the submission of stockholder nominations for the Company’s 2021 Annual Stockholder Meeting (but only in the event that the New Director has tendered his resignation on or before such date),  or (iii) the date of the Company’s 2021 Annual Stockholder Meeting.

2.2       Voting Agreement.  During the Voting Period, at any annual or special meeting of stockholders of the Company called, or at any adjournment thereof, or in any other circumstances upon which a vote, consent or other approval (including by written consent) is sought from the Investors with respect to the election of directors or any other matter,  the Investors shall vote (or cause to be voted) the Investor Shares on each director nomination or other matter presented for a vote, consent or other approval in accordance with the formal recommendation of a majority of the Board (acting as such) except any matter presented for a vote, consent or approval which would result in a Change of Control transaction (as defined

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below).  For purposes of this Agreement, a “Change of Control” transaction shall be deemed to have taken place if (i) any person is or becomes a beneficial owner, directly or indirectly, of securities of the Company representing more than 50% of the equity interests and voting power of the Company’s then outstanding equity securities or (ii) the Company enters into a stock-for-stock transaction whereby immediately after the consummation of the transaction the Company’s stockholders retain less than 50% of the equity interests and voting power of the surviving entity’s then outstanding equity securities

2.3       Unauthorized Proposal.  During the Voting Period, the Investors shall not, directly or indirectly (including through agents or attorneys or affiliated entities), provide assistance, information, encouragement or advice (including by way of furnishing nonpublic information) to any third party in connection with any vote, consent, approval or action to be taken by the Company’s stockholders that has not been formally recommended by a majority of the Board (acting as such), or take any other action to facilitate a vote, consent or other approval of the Company’s stockholders on any matter (or director nomination) not formally recommended by a majority of the Board (acting as such) (an “Unauthorized Proposal”), including, without limitation, the solicitation of proxies for a matter (or director nomination) to be voted upon by the Company’s stockholders and not formally recommended by a majority of the Board (acting as such); provided that nothing herein shall prevent the New Director or Investors from taking any action in connection with a publicly announced Change of Control transaction that is not supported by the New Director.  During the Voting Period, the Investors shall not, directly or indirectly (including through agents or attorneys or affiliated entities) have any communications with any third parties with respect to (or that could reasonably be expected to lead to) an Unauthorized Proposal.

2.4       Proxy and Power-of-Attorney.  During the Voting Period, the Investors agree, within five business days after receipt, to execute and deliver to the Company, or cause to be executed and delivered to the Company, all proxy cards and written consents received by the Investors from the Company with respect to the election of directors or any other matter, in each case directing that the Investor Shares held by the Investors as of the applicable record date be voted in accordance with Section 2.2.  In furtherance of the foregoing, the Investors hereby appoint the Company and any designee of the Company, and each of them individually, as the Investor’s proxy and attorney-in-fact, with full power of substitution and resubstitution, to vote or act by written consent during the Voting Period with respect the Investor Shares in accordance with Section 2.2. This proxy is given to secure the performance of the duties of  the Investors under this Agreement.  The Investors shall take such further action or execute such other instruments as may be necessary to effectuate the intent of this proxy.  The proxy and power of attorney granted pursuant to this Section 2.4 by the Investors shall be irrevocable during the Voting Period, shall be deemed to be coupled with an interest sufficient in law to support an irrevocable proxy and shall revoke any and all prior proxies granted by the Investors. The power of attorney granted by the Investors herein is a durable power of attorney and shall survive the dissolution, bankruptcy, death or incapacity of the Investors. The proxy and power of attorney granted hereunder shall terminate upon the expiration of the Voting Period.

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3.         REPRESENTATIONS AND WARRANTIES.

3.1       Enforceability.

(i)         The Investors represent and warrant to the Company that they have all requisite power to execute and deliver this Agreement and that that the execution, delivery and performance of this Agreement by them will not and does not conflict with any agreement, arrangement or understanding, written or oral, to which the Investors are a party or by which such party is bound.  Upon its execution and delivery, this Agreement will be a valid and binding obligation of the Investors, enforceable against the Investors in accordance with its terms.  The Investors certify and agree that they have not and will not enter into any agreement, arrangement or understanding, either written or oral, in conflict with this Agreement without notifying the Company in advance and receiving the Company’s express written permission.

(ii)       The Company represents and warrants to the Investors that it has all requisite power to execute and deliver this Agreement and that that the execution, delivery and performance of this Agreement by it will not and does not conflict with any of its organizational documents or any agreement, arrangement or understanding, written or oral, to which the Company is a party or by which the Company is bound.  Upon its execution and delivery, this Agreement will be a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.  The Company certifies and agrees that it has not and will not enter into any agreement, arrangement or understanding, either written or oral, in conflict with this Agreement without notifying the Investors in advance and receiving the Investors’ express written permission.

3.2       Power to Vote.  The Investors have full power to vote the Investor Shares owned as of the date hereof as provided in Section 2.  Neither the Investors nor any of the Investor Shares is subject to any voting trust, proxy or other agreement, arrangement or restriction with respect to the voting of the Investor Shares, except as otherwise contemplated by this Agreement.  During the Voting Period, the Investors will not enter into any voting trust, proxy or other agreement, arrangement or restriction with respect to the voting of the Investor Shares, except as otherwise contemplated by this Agreement.

3.3       Company Policies.  The Investors represent and warrant to the Company that, at all times (if any) while serving as a member of the Board, the Investors shall comply with all policies, procedures, processes, codes, rules, standards and guidelines applicable to the Company’s Board members, including the Company’s code of business conduct and ethics, securities trading policies, anti-hedging policies, Regulation FD-related policies, director confidentiality policies and corporate governance guidelines.

4.         NONDISPARAGEMENT.

4.1       During the Voting Period, the Investors shall not, directly or indirectly (including through  officers, directors, employees, agents, attorneys or affiliated entities), disparage the Company or its respective officers, directors, employees, business operations, stockholders and agents, as applicable, in any manner likely to be harmful to them or their business, business reputation or personal reputation, nor shall the Investors provide assistance, information, encouragement or advice to any third party for the purpose of disparaging the Company or its respective officers, directors, employees, business operations, stockholders and agents, as applicable, in any manner likely to be harmful to them or their business, business reputation or

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personal reputation; provided that the foregoing shall not prevent the Investors from (a) responding accurately and fully to any question, inquiry or request for information when required by legal process (provided that the Investors provide the Company with reasonable advance notice, to the extent legally permissible, of such disclosure and, at the Company’s reasonable request and expense, uses commercially reasonable efforts to assist the Company with taking whatever measures may be at the Investors’ or the Company’s disposal to prevent such disclosure or to secure confidential treatment with respect to such disclosure), (b) enforcing its rights under this Agreement, or (c) engaging in non-public communications with the Company, its officers and directors.

4.2       During the Voting Period, the Company shall not, directly or indirectly (including through officers, directors, employees, agents, attorneys or affiliated entities), disparage the Investors or any of its respective officers, directors, employees, managers, members, partners, business operations, investment strategies or agents, as applicable, in any manner likely to be harmful to any of them or their business, business reputation or personal reputation, nor shall the Company provide assistance, information, encouragement or advice to any third party for the purpose of disparaging by the Investors or any of its respective officers, directors, employees, managers, members, partners, business operations, investment strategies or agents, as applicable, in any manner likely to be harmful to any or them or their business, business reputation or personal reputation; provided that the foregoing shall not prevent the Company from (a) responding accurately and fully to any question, inquiry or request for information when required by legal process (provided that the Company provides the Investors with reasonable advance notice, to the extent legally permissible, of such disclosure and, at the Investors’ reasonable request and expense, uses commercially reasonable efforts to assist the Investors with taking whatever measures may be at the Company’s or the Investors’ disposal to prevent such disclosure or to secure confidential treatment with respect to such disclosure), (b) enforcing its rights under this Agreement, or (c) engaging in non-public communications with by the Investors.

5.         FORM 8-K AND PRESS RELEASE.

5.1       Promptly following the execution of this Agreement, the Company shall issue a Form 8-K and/or a press release with respect to the execution and delivery of this Agreement and the material provisions hereof, in each case, as necessary to comply with applicable securities laws.

6.         MISCELLANEOUS.

6.1       Governing Law; Venue. This Agreement shall be construed, enforced, and interpreted pursuant to the laws of the State of Delaware, without regard to choice of law rules, as applied to contracts made and to be performed entirely in Delaware.  The parties agree that any proceeding brought by either party under or in relation to this Agreement, including without limitation to interpret or enforce any provision of this Agreement, shall be brought in, and each party agrees to and does hereby irrevocably submit to the exclusive jurisdiction and venue of, any state or federal court located in the State of Delaware in any such proceeding, waives any objection it may now or hereafter have to venue or to convenience of forum, agree that all claims in respect of the proceeding shall be heard and determined only in any such court and agree not

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to bring any proceeding arising out of or relating to this Agreement in any other court.  The parties agree that either or both of them may file a copy of this paragraph with any court as written evidence of the knowing, voluntary and bargained agreement between the parties irrevocably to waive any objections to venue or to convenience of forum.

6.2       Assignability. Except as otherwise provided in this Agreement, neither the Company nor the Investors may sell, assign or delegate any rights or obligations under this Agreement, except that the Company, if it is a party to any merger, consolidation, share exchange, business combination or similar transaction that results in a change in control of the Company and the Company is not the surviving entity in such transaction, may assign this Agreement to the surviving entity in such transaction.

6.3       Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior written and oral agreements between the parties regarding the subject matter of this Agreement.

6.4       Headings. Headings are used in this Agreement for reference only and shall not be considered when interpreting this Agreement.

6.5       Notices.  Any notice or other communication required or permitted by this Agreement to be given to a party shall be in writing and shall be deemed given upon receipt if delivered personally or by commercial messenger or courier service, or three business days after mailing if mailed by U.S. registered or certified mail (return receipt requested, postage prepaid), or upon receipt if sent via facsimile (with receipt of confirmation of complete transmission) to the party at the party’s address or facsimile number written below or at such other address or facsimile number as the party specifies in writing by like notice.  A copy of any such notice shall also be given by email transmission.

If to the Company, to:

U.S. Auto Parts Network, Inc.

16941 Keegan Ave.

Carson, CA 90746

Attn: General Counsel

Facsimile:  (310) 735-0089

Email: deisler@usautoparts.com

If to the Investors, to:

Kanen Wealth Management LLC

5850 Coral Ridge Drive, Suite 309

Coral Springs, Florida 33076

Fax: (631) 863-3100

Email: dkanen@kanenadvisory.com

Attention: David L. Kanen

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6.6       Amendments; Waiver. No modification of or amendment to this Agreement, or any waiver of any rights under this Agreement, will be effective unless in writing and signed by the Investors and the Company.

6.7       Fees and Expenses.  Each of the Company and the Investors shall be responsible for its own fees and expenses incurred in connection with the negotiation, execution, and effectuation of this Agreement and the transactions contemplated hereby, including, but not limited to attorneys’ fees incurred in connection with the negotiation and execution of this Agreement and all other activities related to the foregoing; provided, however, that the Company shall reimburse the Investors, within five (5) business days of the later of (i) the Effective Date and (ii) the date that the Company receives reasonable supporting documentation, for its expenses, including legal fees and expenses, as actually incurred in connection with the matters related to the negotiation and execution of this Agreement in an amount not to exceed $25,000.  In addition, the New Director shall waive any Board compensation to which such New Director would otherwise be entitled as consideration for entering into this Agreement.

6.8       Attorneys’ Fees. In any court action at law or equity that is brought by one of the parties to this Agreement to enforce or interpret the provisions of this Agreement, the prevailing party will be entitled to reasonable attorneys’ fees, in addition to any other relief to which that party may be entitled.

6.9       Equitable Remedy.  The parties hereto hereby declare that irreparable damage would occur, and that it is impossible to measure in money the damages which will accrue, by reason of a failure of a party to perform any of its obligations under this Agreement and agree that the terms of this Agreement shall be specifically enforceable (in addition to any other remedy to which a party is entitled at law or in equity).  If a party (a “Moving Party”) institutes any action or proceeding to specifically enforce the provisions of this Agreement, or to obtain injunctive or other equitable relief to prevent any breach or threatened breach of this Agreement, the other party hereby waives the claim or defense therein that the Moving Party has an adequate remedy at law, and shall not offer in any such action or proceeding the claim or defense that such remedy at law exists.  In any such case, the Moving Party will not be required to post a bond or other security.

6.10     Further Assurances.  The Investors and the Company each agree, upon request by the other party, to execute and deliver any further documents or instruments necessary or desirable to carry out the purposes or intent of this Agreement.

6.11     Severability.  If any provision of this Agreement is found to be illegal or unenforceable, the other provisions shall remain effective and enforceable to the greatest extent permitted by law.

6.12     Counterparts and Facsimiles.  This Agreement may be executed electronically or via facsimile and in any number of counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.  Electronic or facsimile signatures shall be deemed original signatures for all purposes.

[Signature Page to Follow]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth above.

U.S. AUTO PARTS NETWORK, INC.		DAVID KANEN

By:	/s/ Lev Peker	/s/ David Kanen

Name:	Lev Peker

Title:	Chief Executive Officer
KANEN WEALTH MANAGEMENT LLC

		By:	/s/ David Kanen

		Name:	David Kanen

		Title:	President

PHILOTIMO FUND, LP

		By:	s/ David Kanen

		Name:	David Kanen

		Title:	President of Kanen Wealth Management, LLC, General Partner

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